                                                                    EXHIBIT 99.3

F O R   I M M E D I A T E   R E L E A S E

                                        May 7, 2002
                                        For more information contact:
                                        Ray Braun (419) 247-2800
                                        Mike Crabtree (419) 247-2800

                        HEALTH CARE REIT, INC. ANNOUNCES
                  OFFERING OF 3,000,000 SHARES OF COMMON STOCK

Toledo, Ohio, May 7, 2002........HEALTH CARE REIT, INC. (NYSE/HCN) announced that it has commenced a public offering of 3,000,000 shares of common stock.

The underwriters for the offering are Deutsche Bank Securities Inc., UBS Warburg, Legg Mason Wood Walker Incorporated and Raymond James.

The net proceeds of the offering will be used to repay borrowings under the company's revolving line of credit arrangements and to invest in additional health care properties.

Health Care REIT, Inc., with headquarters in Toledo, Ohio, is a real estate investment trust that invests in health care facilities, primarily skilled nursing and assisted living facilities. At March 31, 2002, the company had investments in 226 health care facilities in 34 states and had total assets of approximately $1.4 billion. For more information on Health Care REIT, Inc., via facsimile at no cost, dial 1-800-PRO-INFO and enter the company code - HCN. More information is available on the Internet at http://www.hcreit.com.

This document may contain "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements concern the possible expansion of our portfolio; the performance of our operators and properties; our ability to obtain new viable tenants for properties which we take back from financially troubled tenants, if any; our ability to make distributions; our policies and plans regarding investments, financings and other matters; our tax status as a real estate investment trust; our ability to appropriately balance the use of debt and equity; and our ability to access capital markets or other sources of funds. When we use words such as "believes," "expects," "anticipates," or similar expressions, we are making forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Our expected results may not be achieved, and actual results may differ materially from our expectations. This may be a result of various factors, including: the status of the economy; the status of capital markets, including prevailing interest rates; compliance with and changes to regulations and payment policies within the health care industry; changes in financing terms; competition within the health care and senior housing industries; and changes in federal, state and local legislation. Finally, we assume no obligation to update or revise any forward-looking statements or to update the reasons why actual results could differ from those projected in any forward-looking statements.

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